February 11, 2014

To the Members of Southwest Iowa Renewable Energy, LLC:

As a reminder, the 2014 Annual Meeting of Members of our Company will be held on Friday, March 21, 2014, at 1:00 p.m. Central Daylight Time at the City of Treynor Community Center, 11 West Main Street, Treynor, Iowa 51575

Details of the business to be conducted at our 2014 Annual Meeting of Members were provided in the Notice of Annual Meeting of Members which was sent to all Members at the end of January.  The proxy materials for the Annual Meeting are posted our website at www.sireethanol.com.  We urge all members to access the proxy materials and complete the enclosed proxy card and send it to us to count your votes for the 2014 Annual Meeting of Members.  If you attend the 2014 Annual Meeting of Members in March in person, you may nevertheless revoke the proxy and vote in person even though you previously mailed the proxy card

Your vote is very important as always, but especially so this year as your vote is needed for important amendments to our Operating Agreement which have been recommended by the Board.   Please use this opportunity to take part in the affairs of our Company.  It is important that your units be represented at the meeting whether or not you are personally in attendance, and I urge you to review carefully the proxy statement and complete the enclosed proxy card, then sign, date and return it to the Company at your earliest convenience.  I look forward to meeting with you and with our directors and officers, reporting our activities and discussing the Company’s business.  I hope you will be present

On behalf of the Board of Directors and everyone at SIRE, we thank you for your support and we look forward to seeing you on March 21st and to our continued progress together.

/s/ Karol King
Karol King,
Chairman of the Board